Exhibit 1.2

CARRAMERICA REALTY CORPORATION

(a Maryland Corporation)

$175,000,000

7.500% Series E Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

TERMS AGREEMENT

Dated: September 4, 2003

To:	CarrAmerica Realty Corporation
1850 K Street, N.W.
Suite 500
Washington, D.C. 20006

Attention: Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representatives”) understand that CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), proposes to issue and sell $175,000,000.00 aggregate principal amount of its 7.500% Series E Cumulative Redeemable Preferred Stock (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Total Number of Underwritten Securities
Goldman, Sachs & Co.	1,107,750
Wachovia Capital Markets, LLC	1,107,750
A.G. Edwards & Sons, Inc.	1,107,750
Legg Mason Wood Walker, Incorporated	1,107,750
UBS Securities LLC	1,107,750
Bank of America Securities LLC	131,250
J.P. Morgan Securities Inc.	131,250
Lehman Brothers Inc.	131,250
SunTrust Capital Markets, Inc.	131,250
U.S. Bancorp Piper Jaffray Inc.	131,250
Bear, Stearns & Co. Inc..	70,000
McDonald Investments Inc., a KeyCorp Company	70,000
Oppenheimer & Co. Inc.	70,000
RBC Dain Rauscher Inc.	70,000
Stifel, Nicolaus & Company, Incorporated	70,000
Wells Fargo Investments Services, LLC.	70,000
Advest, Inc.	35,000
BB&T Capital Markets, a Scott & Stringfellow, Inc..	35,000
Robert W. Baird & Co. Incorporated.	35,000
D.A. Davidson & Co.	35,000
Ferris, Baker Watts, Incorporated	35,000
J.J.B. Hilliard, W.L. Lyons, Inc.	35,000
Janney Montgomery Scott LLC.	35,000
Mesirow Financial, Inc.	35,000
Morgan Keegan & Company, Inc.	35,000
Quick & Reilly, Inc.	35,000
Ryan, Beck & Co.	35,000

Total	7,000,000

The Underwritten Securities shall have the following terms:

Title of Securities: 7.500% Series E Cumulative Redeemable Preferred Stock

Currency: U.S. Dollars.

Principal amount to be issued: $175,000,000.00

Number of Shares: 7,000,000

Current ratings: Moody’s Investors Service, Inc.: Baa3; Standard & Poor’s Corporation: BBB-; Fitch, Inc.: BBB-

Par Amount: $25.00

Liquidation Preference: $25.00

Greenshoe: Up to 1,050,000 shares

Coupon: 7.500%

Coupon Frequency: Quarterly

Coupon Payment Dates: On or about the last day of February, May, August and November of each year

First Payment Date: November 30, 2003

Day Count: 30/360

Trade Date: September 4, 2003

Settlement Date (T + 15 days): September 25, 2003

Call Date: September 25, 2008

Optional Redemption: The Underwritten Securities may be redeemed at the option of the Company, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to and including the date of redemption beginning on September 25, 2008.

Net Proceeds to Issuer: $169,487,500.00

Gross Fee: $0.7875 per share

Management Fee: $0.1575 per share

Underwriting: $0.1300 per share

Selling Concession: $0.5000 per share

Expenses: The Underwriters have agreed to reimburse the Company for certain expenses.

Closing date and location: September 25, 2002 at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166.

All the provisions contained in the document entitled “CarrAmerica Realty Corporation — Common Stock, Preferred Stock, Common Stock Warrants, Depositary Shares and Debt Securities Underwriting Agreement” dated September 4, 2003 to which this Terms Agreement is attached are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

GOLDMAN, SACHS & CO. WACHOVIA CAPITAL MARKETS, LLC

Acting on behalf of themselves and as the Representatives of the several Underwriters

By:	GOLDMAN, SACHS & CO.

	By:	/s/ Goldman, Sachs & Co.
Name:
Title:

By:	WACHOVIA CAPITAL MARKETS, LLC

	By:	/s/ William Ingram
Name: William Ingram
Title: Managing Director

Accepted:

CARRAMERICA REALTY CORPORATION

By:	/s/ Thomas A. Carr
Name: Thomas A. Carr
Title: CEO